VB&T
Certified Public Accountants, PLLC

250 West 57th Street
Suite 1632
New York, NY 10107

Tel: (212) 448-0010
Fax:(212) 448-0053

E-mail:
fvb@getcpa.com
rtse@getcpa.com
info@getcpa.com
Website:
www.getcpa.com

## CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 01, 2010 with respect to the consolidated financial statements of MVP Holdings Corp for the years ended December 31, 2009 and 2008 and our report dated October 01, 2010 with respect to MVP Financial, LLC's internal control in the Registration Statement (Form S-1) of MVP Holdings Corp related to the resale of up to 29,260,636 shares of Common Stock by selling stockholders. We also consent to the reference to us under a heading "Experts" as stated in the Registration Statement (Form S-1).

VB&T Certified Public Accountants, PLLC

/s/ VB&T Certified Public Accountants, PLLC

New York, NY

April 5, 2011